T. Rowe Price

Breaking the Chain: The Next Evolution of Crypto ETFs

Date & Time: Oct 20, 2026 01:00 PM in Eastern Time (US and Canada)

Description: Crypto ETFs have moved quickly from novelty to a meaningful part of the investment landscape. Access has broadened, flows have grown, and product structures continue to evolve. As the market matures, the questions investors are asking are changing too, from "should I have exposure?" to "what kind of exposure makes sense, and how should it be managed?"

Join T. Rowe Price for a conversation on what we're seeing across the crypto ETF market today, how our team is evaluating the evolving opportunity set, and how those views translate into portfolio construction and positioning. We'll look at where the market has been, where we see it heading, and what the next phase of crypto ETFs could mean for investors seeking thoughtful, disciplined access to the asset class.

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First Name *: Rebeka

Last Name *: Ogren

Email Address *: rebeka.ogren@troweprice.com

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Please feel free to submit a question for our speakers in advance of the webinar.

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IMPORTANT INFORMATION

Consider the investment objectives, risks, and changes and expenses carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, call 1-855-405-6488 or visit troweprice.com. Read it carefully.

ETFs are bought and sold at market prices, not NAV. Investors generally incur the cost of the spread between the prices at which shares are bought and sold. Buying and selling shares may result in brokerage commissions, which will reduce returns.

The T. Rowe Price Active Crypto ETF is not an investment company registered under the Investment Company Act of 1940 and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the "Sponsor"). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust.

202610-5976695 | Financial Professional use only. Not for further distribution.

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Speakers



Blue Macellari

Head of Digital Assets · T. Rowe Price

Blue Macellari joined T. Rowe Price in 2022 as the Head of Digital Assets for T. Rowe Price and Lead Portfolio Manager for TKNZ, where she is responsible for developing and leading the implementation and execution of T. Rowe Price's digital asset strategy across the universe of crypto tokens, protocols, and exchange-traded funds related to blockchain.

Blue has more than 20+ years of investment experience at top-tier alternative asset managers. Most recently she was a Managing Partner at the world's largest crypto arbitrage fund, Dunamis Trading, where she spent 4 years focused exclusively on crypto investing. In November 2021, Dunamis Trading was named Digital Asset

See More



Montanna Saltsman

Senior ETF Sales Specialist · T. Rowe Price

Montanna Saltsman is a senior ETF sales specialist in the Global Distribution organization.

Montanna's investment experience began in 2015, and she has been with T. Rowe Price since 2026, beginning in Exchange Traded Funds Group. Prior to this, Montanna spent more than 10 years at Fidelity Investments, most recently serving as Director of Active ETFs, where she focused on active ETF competitive analysis, and supporting distribution efforts across Fidelity's active ETF platform. She previously held roles focused on ETF Capital Markets and ETF investment product.

See More

[EXTERNAL] Breaking the Chain: The Next Evolution of Crypto ETFs Confirmation

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Hi Rebeka Ogren,

Thank you for registering for Breaking the Chain: The Next Evolution of Crypto ETFs . You can find information about this webinar below.

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You can cancel [trpconf.zoom.us] your registration at any time.

Thank you!

Breaking the Chain: The Next Evolution of Crypto ETFs

Date & Time	Oct 20, 2026 01:00 PM Eastern Time (US and Canada)
Webinar ID	918 2808 3773
Passcode	851600
Description	Crypto ETFs have moved quickly from novelty to a meaningful part of the investment landscape. Access has broadened, flows have grown, and product structures continue to evolve. As the market matures, the questions investors are asking are changing too, from "should I have exposure?" to "what kind of exposure makes sense, and how should it be managed?" Join T. Rowe Price for a conversation on what we're seeing across the crypto ETF market today, how our team is evaluating the evolving opportunity set, and how those views translate into portfolio construction and positioning. We'll look at where the market has been, where we see it heading, and what the next phase of crypto ETFs could mean for investors seeking thoughtful, disciplined access to the asset class.

Add to: Outlook Calendar(.ICS) [trpconf.zoom.us] Yahoo Calendar [trpconf.zoom.us]

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Webinar ID:	918 2808 3773
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IMPORTANT INFORMATION

Consider the investment objectives, risks, and changes and expenses carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, call 1-855-405-6488 or visit troweprice.com. Read it carefully.

ETFs are bought and sold at market prices, not NAV. Investors generally incur the cost of the spread between the prices at which shares are bought and sold. Buying and selling shares may result in brokerage commissions, which will reduce returns.

The T. Rowe Price Active Crypto ETF is not an investment company registered under the Investment Company Act of 1940 and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the "Sponsor"). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust.

USA - Issues in the USA by T. Rowe Price Investment Services, Inc., 13076 Point Street, Baltimore, MD, 21231.

202610-5976695 | Financial Professional use only. Not for further distribution.

Webinar Speakers



Blue Macellari
Head of Digital Assets T. Rowe Price

Blue Macellari joined T. Rowe Price in 2022 as the Head of Digital Assets for T. Rowe Price and Lead Portfolio Manager for TKNZ, where she is responsible for developing and leading the implementation and execution of T. Rowe Price's digital asset strategy across the universe of crypto tokens, protocols, and exchange-traded funds related to blockchain. Blue has more than 20+ years of investment experience at top-tier alternative asset managers. Most recently she was a Managing Partner at the world's largest crypto arbitrage fund, Dunamis Trading, where she spent 4 years focused exclusively on crypto investing. In November 2021, Dunamis Trading was named Digital Asset Manager of the Year by HFM—the first time the category was included at the US Hedge Fund Performance Awards. Prior to moving into Digital Assets in 2017, Blue worked at Lone Star Funds in Sao Paulo, Brazil, at Elliott Management in London and New York, where she was responsible for Emerging Markets investing, and Lehman Brothers where she worked in Emerging Markets credit. She began her career at Cambridge Associates where she advised asset allocators on alternative investments. Blue holds an undergraduate degree with High Honors from Mount Holyoke College, an MBA from Duke University and performed her graduate studies in International Economics and Middle Eastern Studies at Johns Hopkins SAIS and the London School of Economics. She is a mother of three and her favorite dinosaur is the triceratops.



Montanna Saltsman
Senior ETF Sales Specialist T. Rowe Price

Montanna Saltsman is a senior ETF sales specialist in the Global Distribution organization. Montanna's investment experience began in 2015, and she has been with T. Rowe Price since 2026, beginning in Exchange Traded Funds Group. Prior to this, Montanna spent more than 10 years at Fidelity Investments, most recently serving as Director of Active ETFs, where she focused on active ETF competitive analysis, and supporting distribution efforts across Fidelity's active ETF platform. She previously held roles focused on ETF Capital Markets and ETF investment product. Montanna earned a B.S. in finance, an M.B.A., and an M.S. in finance from Auburn University. She also holds the Certified ETF Advisor (CETF) designation.

[EXTERNAL] Reminder: Breaking the Chain: The Next Evolution of Crypto ETFs starts in 1 hour

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T. Rowe Price

Hi Rebeka Ogren,

This is a reminder that your webinar will begin in 1 hour:

IMPORTANT INFORMATION

Consider the investment objectives, risks, and charges and expenses carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, call 1-855-405-6488 or visit troweprice.com. Read it carefully.

ETFs are bought and sold at market prices, not NAV. Investors generally incur the cost of the spread between the prices at which shares are bought and sold. Buying and selling shares may result in brokerage commissions, which will reduce returns.

The T. Rowe Price Active Crypto ETF is not an investment company registered under the Investment Company Act of 1940 and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act. Before making an investment decision, you should carefully consider the risk factors and other information included in the prospectus.

T. Rowe Price Active Crypto ETF is organized as a Delaware statutory trust. The sponsor of the Trust is T. Rowe Price Sponsor LLC (the "Sponsor"). T. Rowe Price Investment Services, Inc. ("TRPIS") serves as the distributor of the Trust.

USA - Issues in the USA by T. Rowe Price Investment Services, Inc., 13076 Point Street, Baltimore, MD, 21231.

202610-5976695 | Financial Professional use only. Not for further distribution.

You can cancel [trpconf.zoom.us] your registration at any time.

Thank you!

Breaking the Chain: The Next Evolution of Crypto ETFs

Date & Time	Oct 20, 2026 01:00 PM Eastern Time (US and Canada)
Webinar ID	918 2808 3773
Passcode	851600
Description	Crypto ETFs have moved quickly from novelty to a meaningful part of the investment landscape. Access has broadened, flows have grown, and product structures continue to evolve. As the market matures, the questions investors are asking are changing too, from "should I have exposure?" to "what kind of exposure makes sense, and how should it be managed?" Join T. Rowe Price for a conversation on what we're seeing across the crypto ETF market today, how our team is evaluating the evolving opportunity set, and how those views translate into portfolio construction and positioning. We'll look at where the market has been, where we see it heading, and what the next phase of crypto ETFs could mean for investors seeking thoughtful, disciplined access to the asset class.

Add to: Outlook Calendar(.ICS) [trpconf.zoom.us] Yahoo Calendar [trpconf.zoom.us]

WAYS TO JOIN THIS WEBINAR

- **Join from PC, Mac, iPad, or Android**

Join Webinar [trpconf.zoom.us]

If the button above does not work, paste this into your browser:
https://trpconf.zoom.us/w/91828083773?tk=2ksNDvnWpIVkI?IEQwUIpLJDw-3jAr3T_Bs_1mi9T7o.DQkAAAAVYWFcPRpmYWlNXBvTlFLSm5UTjJNZDJZN3p2dU1mQQAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAAA&pwd=KzCWDWJ4KzBwVacYlIbUsO51GI7Lve.1 [trpconf.zoom.us]

To keep this webinar secure, do not share this link publicly.

- **Join via audio**

US: +13126266799,,91828083773# or +16465588656,,91828083773#

Or, dial:	US: +1 312 626 6799 or +1 646 558 8656 or +1 301 715 8592 or +1 346 248 7799 or +1 669 900 9128 or +1 253 215 8782 or 833 548 0282 (Toll Free) or 833 928 4608 (Toll Free) or 833 928 4609 (Toll Free) or 833 928 4610 (Toll Free) or 877 853 5257 (Toll Free) or 888 475 4499 (Toll Free) or 833 548 0276 (Toll Free) United Kingdom: +44 203 481 5237 or +44 203 481 5240 or +44 203 901 7895 or +44 208 080 6591 or +44 208 080 6592 or +44 330 088 5830 or +44 131 460 1196 or 0 800 456 1369 (Toll Free) or 0 800 031 5717 (Toll Free) or 0 800 260 5801 (Toll Free) or 0 800 358 2817 (Toll Free) More International numbers [trpconf.zoom.us]
Webinar ID:	918 2808 3773

- **Join by SIP**

91828083773@zoomcrc.com [_blank]

Webinar ID:	918 2808 3773
Passcode:	851600

Or, join by H.323